Exhibit 5.1
[Ropes & Gray LLP Letterhead]
February 26, 2008
Biogen Idec Inc.
14 Cambridge Center
Cambridge, MA 02142
Re:  Biogen Idec Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), for the registration of unsecured debt securities (“the “Debt Securities”) of Biogen Idec Inc., a Delaware corporation (the “Company”).
The Debt Securities are to be issued under an Indenture between the Company and The Bank of New York Trust Company, N.A., as trustee, as supplemented by one or more supplemental indentures (together, the “Indenture”). Certain terms of the Debt Securities remain to be fixed by a Pricing Committee of the Board of Directors pursuant to resolutions of the Board of Directors of the Company.
We have acted as counsel for the Company in connection with the preparation and filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.
When the definitive terms of the Debt Securities have been determined and approved by authorized officers of the Company in accordance with the Indenture and the due authorization thereof by the Board of Directors of the Company and the Pricing Committee thereof, and such Debt Securities have been duly executed and authenticated as provided in the Indenture and delivered against payment therefor, such Debt Securities will be the valid and legally binding obligations of the Company and will be entitled to the benefits of the Indenture, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or law.

Biogen Idec Inc.	-2-	February 26, 2008
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in any related prospectus or prospectus supplement under the caption “Validity of Notes.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.
This opinion may be used only in connection with the offer and sale of the Debt Securities while the Registration Statement is in effect.
Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP